Exhibit 99.1

        Mitek Systems Elects HyperRoll Executive, Michael W. Bealmear,
                            To Board of Directors

    POWAY, Calif., Feb. 4 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK), a leading developer of fraud protection, automated check imaging and document processing solutions, today announced the election of Michael W. Bealmear, chief executive officer of HyperRoll, Inc., a leading provider of data aggregation software for business intelligence applications, to its board of directors. With the election of Mr. Bealmear, the Company's board complies with the Nasdaq Stock Market's majority board independence requirement. Mitek's board now consists of seven members, of which four are independent.
    As the newly appointed chief executive officer of HyperRoll, Mr. Bealmear brings more than 20 years of database and business intelligence experience to his position and more than 30 years in the IT arena. Most recently, Mr. Bealmear was executive vice president of Sybase, where he served as president of Worldwide Field Operations. In this role, Mr. Bealmear was responsible for developing and implementing the company's growth strategies, overseeing all customer relations, and driving global sales for Sybase's geographies in North America, Latin America, Asia Pacific, and Europe.
    "We are very pleased to have Michael as a member of our board of directors," said James DeBello, Mitek Systems' president and chief executive officer. "He brings to our board a wealth of knowledge and experience in business development, global operations and channel partnerships. Michael is a growth strategist with a remarkable ability to find and capitalize on opportunities. His track record in the technology sector speaks for itself. We believe his insight will be invaluable in guiding Mitek's future."
    Prior to joining Sybase, Mr. Bealmear was chief executive officer of Covansys, Inc. Before his tenure at Covansys, he was chief executive officer of Spear Technologies and executive vice president of Cadence Design Systems, Inc.
    Mr. Bealmear earned a Bachelor of Science in Engineering from University of Texas at Austin and did his graduate work in mathematics and computer science at Rice University in Houston.
    "I am delighted to join the board of Mitek Systems," said Michael Bealmear. "Mitek has a strong product set in a market abundant with opportunity. This is an exciting time in Mitek's history, and I look forward to being an advisor to the team."

    About Mitek Systems
    Mitek Systems is a premier provider of check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications.
These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com.

    Forward-Looking Statement Disclosure
    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

    For further information please contact: James B. DeBello, President and CEO of Mitek Systems, +1-858-513-4600; Linda Chien, General Information, +1-310-407-6547, or Jocelyn Hunter, Investor Contact, +1-415-248-3433, both of Financial Relations Board, for Mitek Systems.

SOURCE  Mitek Systems, Inc.
    -0-                             02/04/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, +1-858-513-4600; Linda Chien, General Information, +1-310-407-6547, or Jocelyn Hunter, Investor Contact, +1-415-248-3433, both of Financial Relations Board, for Mitek Systems/
    /Web site:  http://www.miteksys.com /
    (MITK)

CO: Mitek Systems, Inc.; HyperRoll, Inc.; Sybase; Covansys, Inc.; Spear Technologies; Cadence Design Systems, Inc.
ST:  California
IN:  CPR HTS ECM STW OTC
SU:  PER